Exhibit 23.6

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts, Transfer Agent and Registrar” and to the use of our reports dated March 17, 2020, with respect to the consolidated financial statements of TerraForm Power, Inc., and the effectiveness of internal control over financial reporting of TerraForm Power, Inc., included in its Annual Report on Form 10-K and Amendment No. 1 of the Annual Report on Form 20-F of Brookfield Renewable Partners L.P. for the year ended December 31, 2019 incorporated by reference in Amendment No. 2 to Form F-1 on Form F-1/F-4 Registration Statement (Nos. 333-234614 and 333-234614-01), and the related prospectuses contained therein, of Brookfield Renewable Corporation and Brookfield Renewable Partners L.P. for the registration of Class A Exchangeable Subordinate Voting Shares of Brookfield Renewable Corporation and Limited Partnership Units of Brookfield Renewable Partners L.P.

/s/ Ernst & Young LLP

New York, New York

April 21, 2020